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                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
 (AND ASSOCIATED RIGHTS TO PURCHASE SERIES B PARTICIPATING CUMULATIVE PREFERRED
                                     STOCK)
                                       OF

                            GRADALL INDUSTRIES, INC.
                            AT $20.00 NET PER SHARE
                                       BY

                             JLG ACQUISITION CORP.
                          A WHOLLY-OWNED SUBSIDIARY OF

                              JLG INDUSTRIES, INC.
  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON TUESDAY, JUNE 15, 1999, UNLESS THE OFFER IS EXTENDED.

                                  MAY 17, 1999

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     We have been appointed by JLG Acquisition Corp., a Delaware corporation (the "Merger Subsidiary") and a wholly-owned subsidiary of JLG Industries, Inc., a Pennsylvania corporation (the "Parent") to act as Dealer Manager in connection with the Merger Subsidiary's offer to purchase for cash all the outstanding shares of common stock, par value $0.001 per share (together with associated rights to purchase Series B Participating Cumulative Preferred Stock) (collectively, the "Shares"), of Gradall Industries, Inc., a Delaware corporation (the "Company"), at a purchase price of $20.00 per Share, net to the seller in cash without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 17, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer") enclosed herewith. Holders of Shares whose certificates for such Shares (the "Share Certificates") are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary (as defined below) prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedures for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

          1. The Offer to Purchase, dated May 17, 1999.

          2. The Letter of Transmittal to tender Shares for your use and for the information of your clients, along with Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

          3. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if the Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") by the Expiration Date or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

          4. The Letter to Stockholders of the Company from the Chairman of the Board, and the President and Chief Executive Officer of the Company, accompanied by the Company's Solicitation/Recommendation Statement on
     Schedule 14D-9.

          5. A printed form letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.
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          6. A return envelope addressed to ChaseMellon Shareholder Services,
     L.L.C., Attn: Reorganization Department, P.O. Box 3301, South Hackensack, NJ 07606, the Depositary.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JUNE 15, 1999, UNLESS THE OFFER IS EXTENDED.

     In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents should be sent to the Depositary and (ii) either Share Certificates representing the tendered Shares should be delivered to the Depositary or such Shares should be tendered by book-entry transfer into the Depositary's account maintained at the Book-Entry Transfer Facility (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     If holders of Shares wish to tender, but it is impracticable for them to forward their Share Certificates or other required documents on or prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

     The Merger Subsidiary will not pay any commissions or fees to any broker, dealer or other person (other than the Dealer Manager, the Depositary and D.F. King & Co., Inc. (the "Information Agent") (as described in the Offer to Purchase)) for soliciting tenders of Shares pursuant to the Offer. The Merger Subsidiary will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Merger Subsidiary will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to the undersigned, or the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.

                                          Very truly yours,

                                          GLEACHER & CO. LLC

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE MERGER SUBSIDIARY, THE PARENT, THE DEALER MANAGER, THE COMPANY, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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